UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 7, 2018

MAXWELL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15477	95-2390133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3888 Calle Fortunada

San Diego, California 92123

(Addresses of principal executive offices, including zip code)

(858) 503-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2018, Maxwell Technologies, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc. acting as representative of the several underwriters named therein (the “Underwriters”) relating to the issuance and sale of 6,600,000 shares of the Company’s common stock, par value $0.10 per share (the “Offering”). The price to the public in the Offering was $3.25 per share, and the shares were purchased by the Underwriters at a price of $3.055 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 990,000 shares of common stock at the public offering price. The net proceeds to the Company from the Offering are expected to be approximately $19.9 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, assuming no exercise by the Underwriters of its option to purchase additional shares of common stock, or approximately $22.9 million if the Underwriters exercise their option to purchase additional shares in full. The transactions contemplated by the Underwriting Agreement are expected to close on August 10, 2018, subject to the satisfaction of customary closing conditions.

The Offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-221478), which became effective on November 16, 2017, as supplemented by a preliminary and final prospectus supplement thereunder, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification and contribution obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, the Company and certain of its officers and directors have entered into “lock-up” agreements, subject to certain exceptions, with the Underwriters that generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of 90 days from the date of the Underwriting Agreement. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

The legal opinion, including the related consent, of DLA Piper LLP (US) relating to the legality of the issuance and sale of the shares of the Company’s common stock in the Offering is filed as Exhibit 5.1 to this Current Report.

This Current Report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

Item 8.01 Other Events.

On August 7, 2018, the Company issued a press release announcing that it had commenced the Offering, and on August 8, 2018, the Company issued a press release announcing that it had priced the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report:

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 8, 2018, by and between Maxwell Technologies, Inc. and Barclays Capital Inc.

5.1	Opinion and Consent of DLA Piper LLP (US)

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

99.1	Press Release, dated August 7, 2018, titled “Maxwell Commences Public Offering of Common Stock”

99.2	Press Release, dated August 8, 2018, titled “Maxwell Announces Pricing of Upsized Public Offering of Common Stock”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David Lyle
David Lyle
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Date: August 9, 2018